Francesca's Holdings Corporation Appoints

Richard W. Kunes to Its Board of Directors

HOUSTON, TEXAS — February 25, 2013 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced the appointment of Richard W. Kunes as an independent Director to its Board of Directors, effective February 25, 2013.

Mr. Kunes brings to the board extensive financial, strategic and business leadership expertise gained over a distinguished career with highly successful consumer companies. Since August 2012, Mr. Kunes has served as Executive Vice President & Senior Advisor to the CEO at The Estée Lauder Companies, Inc. Prior to that, he served for 12 years as Executive Vice President and Chief Financial Officer. Before being appointed CFO, Mr. Kunes served in several financial management positions at Estée Lauder including Corporate Controller.

Before joining Estée Lauder in 1986, Mr. Kunes spent 11 years with the Colgate-Palmolive Company in a variety of financial management positions. Mr. Kunes holds an MBA in International Finance from Pace University.

Greg Brenneman, Chairman of the Board, said, "We are very excited to welcome Rick to our Board. As a highly accomplished finance executive, Rick brings a wealth of financial, strategic and operational leadership experience, enhancing the Board's ability to continue to successfully guide francesca's industry-leading business growth."

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. francesca's® appeals to the 18-35 year-old, fashion conscious, female customers, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca's® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week. For additional information on francesca's®, please visit www.francescas.com

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Jean Fontana

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Randi Sonenshein, Vice President,

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